Exhibit 10.2

PERFORMANCE-BASED RESTRICTED STOCK AGREEMENT

THIS PERFORMANCE-BASED RESTRICTED STOCK AGREEMENT (this “Agreement”) is made effective as of the 23rd day of April, 2012 (the “Effective Date”), between Christopher & Banks Corporation, a Delaware corporation (the “Company”), and Peter G. Michielutti (“Employee”).

1.                                      Award.

(a)                                 Shares.  Pursuant to the Second Amended and Restated Christopher & Banks Corporation 2005 Stock Incentive Plan (the “Plan”), 20,000 shares (the “Restricted Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), shall be issued, in two equal tranches of 10,000 shares each, as hereinafter provided, in Employee’s name, subject to certain restrictions thereon.

(b)                                 Issuance of Restricted Shares.  The Restricted Shares shall be issued upon execution hereof by Employee and upon satisfaction of the conditions of this Agreement.

(c)                                  Plan Controls.  Employee hereby agrees to be bound by all of the terms and provisions of the Plan, including any which may conflict with those contained in this Agreement.  The Plan is hereby incorporated by reference into this Agreement, and this Agreement is subject in all respects to the terms and conditions of the Plan.  In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.  Except as otherwise defined herein, capitalized terms contained in this Agreement shall have the same meaning as set forth in the Plan.

2.                                      Restrictions.  Employee hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:

(a)                                 Performance-Based Forfeiture Restrictions.  Unless or until the performance criteria described in Exhibit A are met, the Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of.  Employee shall, for no consideration, immediately forfeit to the Company all Restricted Shares subject to the Performance-Based Forfeiture Restrictions (as hereinafter defined) that do not vest in accordance with this Agreement and Exhibit A.  The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon failure to meet the performance criteria in Exhibit A are herein referred to as the “Performance-Based Forfeiture Restrictions”.

(b)                                 Time-Based Forfeiture Restrictions.  The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Time-Based Forfeiture Restrictions (as hereinafter defined).  In the event of termination of Employee’s employment with the Company or employing subsidiary for any reason prior to April 19, 2013, except as otherwise provided in subsection (c) of this Section 2, Employee shall, for no consideration, forfeit to the Company all Restricted Shares to the extent then subject to the Time-Based Forfeiture Restrictions.  The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of employment are herein referred to as “Time-Based Forfeiture Restrictions.”  The Time-Based Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.

(c)                                  Lapse of Performance-Based and Time-Based Forfeiture Restrictions.  The Performance-Based Forfeiture Restrictions shall lapse as to the Restricted Shares in accordance with, and to the extent provided in, Exhibit A.  The Time-Based Forfeiture Restrictions shall lapse as to all the Vested Restricted Shares, if any, on April 19, 2013, or earlier as provided below in this section 2(c) and subject to the provisions of Exhibit A; provided that, Employee has been continuously employed by the Company (or any subsidiary of the Company) from the date of this Agreement through the lapse date.  The Performance-Based Forfeiture Restrictions and the Time-Based Forfeiture Restrictions are collectively referred to herein as the “Forfeiture Restrictions”.

Notwithstanding the other provisions of this Agreement, the Forfeiture Restrictions shall lapse as to all of the Restricted Shares on the occurrence, prior to April 19, 2013, of a Change in Control (as such term is defined in Section 10 of the Plan).

If Employee’s employment is terminated by the Company prior to April 19, 2013, other than for cause, as such term is defined in Employee’s Employment Agreement, or as a result of Employee’s death, and the Performance-Based Forfeiture Restrictions have already lapsed, then, upon such event, the Time-Based Forfeiture Restrictions shall lapse in full.

In the event Employee is terminated for cause, or dies or is terminated without cause prior to the lapsing of the Performance-Based Forfeiture Restrictions, the Restricted Shares shall be immediately forfeited.

(d)                                 Issuance and Custody of Certificates.  The Company shall cause the Restricted Shares to be issued in Employee’s name, either by book-entry registration or issuance of a stock certificate or certificates.  Employee shall not have any voting rights with respect to the Restricted Shares unless and until they are designated as Vested Restricted Shares.  Employee shall not be entitled to receive any dividends paid by the Company on its Common Stock with respect to the Restricted Shares unless and until they are designated as Vested Restricted Shares, and then only to the extent that dividends are declared after the Performance Vesting Date.  Employee shall forfeit such voting and dividend rights at such time, if at all, as the Vested Restricted Shares are forfeited pursuant to the provisions of this Agreement.  The Restricted Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order.  If any certificate is issued, the certificate shall bear a legend evidencing the nature of the Restricted Shares, and the Company may cause the certificate to be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Company as a depository for safekeeping until the forfeiture occurs or the Forfeiture Restrictions lapse pursuant to the terms of the Plan and this Agreement.  If a certificate is issued, upon request of the Company’s Compensation Committee (the “Committee”) or its delegate, Employee shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares then subject to the Forfeiture Restrictions.

Upon the lapse of the Forfeiture Restrictions without forfeiture, and following payment of the applicable withholding taxes pursuant to Section 3 hereof, the Company shall cause the shares upon which Forfeiture Restrictions lapsed (less any shares withheld to pay taxes), free of the restrictions and/or legend described above, to be delivered, either by book-entry registration or in the form of a certificate or certificates, registered in Employee’s name.

Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Common Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law.  The Company shall not be obligated to issue or deliver any shares of Common Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.  In addition, the grant of the Restricted Shares and the delivery of any shares of Common Stock pursuant to this Agreement are subject to any clawback policies the Company may adopt in compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 10D of the Securities Exchange Act of 1934 and any applicable rules and regulations of the Securities and Exchange Commission.

3.                                      Income Tax Matters.  In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Employee, are withheld or collected from Employee.  In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, Employee may elect to satisfy Employee’s tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Restricted Shares, by (i) delivering cash, a check (bank check, certified check or personal check) or a money order payable to the Company, (ii) having the Company withhold a portion of the Vested Restricted Shares otherwise to be delivered having a Fair Market Value equal to the amount of such taxes, (iii) delivering to the Company shares of Common Stock held by Employee for more than six (6) months (or such period as the Committee may deem appropriate for accounting purposes or otherwise) having a Fair Market Value equal to the amount of such taxes, or (iv) a combination of the methods described above, as approved by the Committee.  If the number of shares of Common Stock to be delivered to Employee is not a whole number, then the number of shares of Common Stock shall be rounded down to the nearest whole number.  Employee’s election regarding satisfaction of withholding obligations must be made on or before the date that the amount of tax to be withheld is determined.

4.                                      Employment Relationship.  Nothing in this Agreement shall be construed as constituting a commitment, guaranty, agreement, or understanding of any kind or nature that the Company or its subsidiaries shall continue to employ the Employee, and this Agreement shall not affect in any way the right of the Company or any of its subsidiaries to terminate the employment of the Employee.  For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company, any successor corporation or a parent or subsidiary corporation of the Company or any successor corporation.  Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and subject to the provisions of Section 8 its determination shall be final (the “Termination Determination”).

5.                                      Committee’s Powers.  No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to a delegate to the extent of such delegation, pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Shares.

6.                                      Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all lawful successors to Employee permitted under the terms of the Plan.

7.                                      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the principles of conflicts of laws.

8.                                      Mediation.  If the Board or Committee makes a Termination Determination, then the Company shall provide written notice thereof to Executive (the “Termination Notice”).  If Executive disagrees with the determination referred to in the Termination Notice, then Executive may request that the Company participate in mediation in an effort to resolve the disagreement.  Executive shall make such request by submitting to the Company (Attention:  General Counsel) and to JAMS (c/o its Minneapolis office or, if none, its Chicago office) (the “Mediation Facilitator”), within five (5) calendar days of the date of the Termination Notice, a written request for mediation (the “Mediation Request”).  The parties will cooperate with the Mediation Facilitator and with one another in selecting a mediator from the Mediation Facilitator’s panel of neutrals, and in scheduling the mediation proceedings in the Minneapolis, Minnesota area.  In the event that the parties are unable to select a mediator within ten (10) days of the date of the Mediation Request, the Mediation Facilitator shall appoint the mediator and the mediation shall be held as soon as practicable thereafter, but no later than twenty-one (21) days after a mediator has been selected or appointed.  The Company covenants that it will participate in the mediation in good faith through representation by an appropriate member of its executive management and Executive covenants that he will personally participate in the mediation in good faith.  The parties will share equally the costs of the mediation process, including all fees and expenses of the mediator, but shall each be responsible for its or his own expenses of participating in the mediation.  In the event the parties are unable to resolve the dispute through mediation, then the Termination Determination shall be final and binding.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all effective as of the date first above written.

CHRISTOPHER & BANKS CORPORATION

By:	/s/ Luke R. Komarek
Luke R. Komarek

Title:	Senior Vice President, General Counsel

EMPLOYEE

Signed:	/s/ Peter G. Michielutti
Peter G. Michielutti

EXHIBIT A

Performance Vesting

This Exhibit A to the Restricted Stock Agreement effective April 23, 2012 (the “Agreement”) contains the performance criteria for the Performance-Based Forfeiture Restrictions to lapse with respect to the Restricted Shares.  Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement.

Lapse of Performance-Based Forfeiture Restrictions

Except as otherwise provided in the Agreement, the Performance-Based Forfeiture Restrictions will lapse with respect to the Restricted Shares as follows:

1.                                      with respect to the first tranche of 10,000 Restricted Shares, if on or prior to April 19, 2013 the closing stock price of the Company’s Common Stock, as reported on the New York Stock Exchange (“NYSE”), exceeds $3.50 for a period of twenty (20) consecutive Trading Days, and

2.                                      with respect to the second tranche of 10,000 Restricted Shares, if on or prior to April 19, 2013 the closing stock price of the Company’s Common Stock, as reported on the NYSE, exceeds $4.50 for a period of twenty (20) consecutive Trading Days.

As used herein, “Trading Day” means a day on which the NYSE is generally open for trading and trading in the Common Stock of the Company has not been suspended for any reason.

The Restricted Shares for which the Performance-Based Forfeiture Restrictions have lapsed in accordance with the performance criteria described above shall be referred to in the Agreement as the “Vested Restricted Shares”.